Exhibit 3.30

ARTICLES OF INCORPORATION

OF

BHC HEALTH SERVICES OF NEVADA, INC.

The undersigned person, having capacity to contract and acting as the incorporator of a corporation under Section 78.030 of the General Corporation Law of Nevada, adopts the following Articles of Incorporation for such corporation:

1. The name of the corporation is BHC Health Services of Nevada, Inc. (the “Corporation”).

2. The period of its duration is perpetual.

3. The purpose for which the Corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the General Corporation Law of Nevada.

4. The address of the registered office of the Corporation in Nevada is 1240 East Ninth Street, Reno, Nevada 89512. The Corporation’s registered agent at the registered office is Neal Cury.

5. The name and address of the incorporate of the Corporation is:

Name	Address

J. Chase Cole	511 Union Street Nashville, Tennessee 37219

6. The governing board of the Corporation shall be known as directors, and the number of directors shall be fixed by the by-laws.

The number of directors constituting the initial board of directors is two (2), and the names and addresses of each person who is to serve as director of the Corporation until the first annual meeting of the shareholders or until a successor is elected and qualified are:

Name	Address

Edward A. stack	520 Dekemont Lane Brentwood, Tennessee 37027

Michael R. Davis	905 Santa Crus Drive Keller, Texas 67248

7. The address of the principal office of the Corporation is 1240 East Ninth Street, Reno, Nevada 89512.

8. The Corporation is for profit.

9. The maximum number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock. All of such shares shall be without par value.

10. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty or loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, and (iii) under Section 78.300 of the General Corporation Law of Nevada. If the General Corporation Law of Nevada is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or Limited to the fullest extent permitted by the General Corporation Law of Nevada, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

12. The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to,

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of March, 1993.

/s/ J. Chase Cole
J. Chase Cole
Incorporator

State of Tennessee

County of Davidson

On this 25th day of March, 1993, before me, a Notary Public personally appeared J. Chase Cole who acknowledged that he executed the above instrument.

/s/ Fay S. Edwards
Notary public

By Commission expires:

3/25/95

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

I, Neal Cury, do hereby accept the appointment as Resident Agent of the above named Corporation.

Dated this 26 day of March, 1993.

/s/ Neal Cury
Neal Cury

4